Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2012 Results

- Total revenue was $2.7 billion with organic revenue growth of 4% -

- EPS from continuing operations was $0.62 -

Third Quarter Summary

•                  EPS from continuing operations, adjusted for certain items, increased 8% to $0.95

•                  Risk Solutions revenue was flat at $1.8 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 17.4% and the operating margin, adjusted for certain items, decreased 20 basis points to 20.0%

•                  HR Solutions revenue increased 1% to $971 million with organic revenue growth of 4%

•                  HR Solutions operating margin was 8.2% and the operating margin, adjusted for certain items, increased 150 basis points to 17.5%

•                  Cash flow from operations increased 63% to $598 million

•                  Repurchased 5.4 million Class A ordinary shares for approximately $275 million

•                  Announced that the first fully insured multi-carrier corporate health care exchange will be launched in the fourth quarter of 2012 with more than 100,000 participants

LONDON — October 26, 2012 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2012.

Net income attributable to Aon shareholders from continuing operations increased 3% to $204 million, or $0.62 per share, compared to $198 million, or $0.59 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, was $0.95, an eight percent increase compared to $0.88 in the prior year quarter.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our third quarter results, led by strong operating performance in HR Solutions, reflect solid progress against each of our three key metrics including four percent organic revenue growth, thirty basis points margin improvement and eight percent earnings growth,” said Greg Case, president and chief executive officer.  “As we invest heavily in long-term growth opportunities such as our GRIP platform and healthcare exchanges to empower results for clients, we are delivering savings from our restructuring programs, generating strong free cash flow and effectively allocating capital, as highlighted by the repurchase of $275 million of ordinary shares in the quarter.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 1% to $2.7 billion compared to the prior year quarter driven by a 4% increase in organic revenue, primarily offset by a 3% decrease from unfavorable foreign currency exchange rates and a 27% decline in investment income due to lower average interest rates.

Total operating expenses for the third quarter were flat compared to the prior year quarter at $2.4 billion due primarily to a 4% increase in organic revenue, $14 million of acquisition related expenses, a $14 million increase in intangible asset amortization expense and a $6 million increase in restructuring costs, primarily offset by an $87 million favorable impact from foreign currency exchange rates, a $22 million decline in Hewitt related costs and savings related to the formal restructuring programs.

Depreciation expense increased 6%, or $3 million, to $56 million compared to the prior year quarter.

Intangible asset amortization expense increased 15%, or $14 million, to $105 million compared to the prior year quarter due primarily to a $16 million increase relating to assets associated with the merger with Hewitt.

Restructuring expenses were $32 million compared to $26 million in the prior year quarter.  In the third quarter, the Company incurred $16 million of costs in the HR Solutions segment and $16 million of costs in the Risk Solutions segment related to the Aon Hewitt restructuring program.  The Company has closed and completed all restructuring activities and incurred 100% of the total costs for the Aon Benfield restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this release.

Restructuring savings in the third quarter related to the Aon Hewitt restructuring program are estimated at $64 million compared to $37 million in the prior year quarter.  Of the estimated savings in the third quarter, approximately $10 million were related to the Risk Solutions segment compared to $3 million in the prior year quarter.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the Aon Hewitt restructuring program, including $280 million related to the restructuring program and $75 million in additional synergy savings from areas such as information technology, procurement and public company costs.

Associated with the transfer of the Health and Benefits business effective January 1, 2012, approximately $46 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions.  As of the third quarter, an estimated $33 million of cumulative savings have been achieved in Risk Solutions.

Restructuring savings in the third quarter related to the Aon Benfield restructuring program are estimated at $36 million compared to $30 million in the prior year quarter.  Before any potential reinvestment of savings, the Aon Benfield restructuring program is expected to deliver cumulative expense savings of $146 million in 2012 related to the Risk Solutions segment.

Foreign currency exchange rates in the third quarter had no material impact on adjusted net income per share from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.  An unfavorable impact of $6 million in Risk Solutions was offset by a $5 million favorable impact in HR Solutions and a $1 million favorable impact in Unallocated.

Effective tax rate on net income from continuing operations decreased to 23.2% in the third quarter compared to 28.9% in the prior year quarter.  The effective tax rate in the third quarter of 2012 was favorably impacted by certain discrete tax adjustments.  The Company currently anticipates an effective tax rate on net income from continuing operations of approximately 26.0% in the fourth quarter of 2012 excluding any impact from potential discrete tax adjustments.

Average diluted shares outstanding decreased to 331.0 million in the third quarter compared to 336.9 million in the prior year quarter. The Company repurchased 5.4 million Class A ordinary shares for approximately $275 million in the third quarter.  The Company has $4.5 billion of remaining authorization.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarter of 2012 and 2011.  The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Retail	$1,390	$1,392	—%	(4)%	2%	2%
Reinsurance	377	365	3	(4)	—	7
Subtotal	$1,767	$1,757	1%	(4)%	2%	3%
Investment Income	11	15	(27)
Total Revenue	$1,778	$1,772	—%

Risk Solutions total revenue was flat compared to the prior year quarter at $1.8 billion due to 3% organic growth in commissions and fees and a 2% favorable impact from acquisitions, net of divestitures, partially offset by a 4% unfavorable impact from foreign currency exchange rates and a 27% decline in investment income.

Retail Brokerage organic revenue increased 2% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 2% in the third quarter primarily as a result of strong management of the renewal book portfolio across Latin America and Affinity.  International organic revenue increased 3% driven by strong growth in emerging markets, health and benefits, and solid management of the renewal book portfolio across continental Europe.  Reinsurance organic revenue increased 7% with strong growth across all businesses including new business growth in treaty placements internationally and a favorable near-term benefit from pricing, capital market transactions and advisory business and facultative placements.

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2012	2011	Change
Revenue	$1,778	$1,772	—%
Expenses
Compensation and benefits	1,024	1,014	1
Other general expenses	445	447	—
Total operating expenses	1,469	1,461	1%

Operating income	$309	$311	(1)%
Operating margin	17.4%	17.6%

Operating income - adjusted	$356	$358	(1)%
Operating margin - adjusted	20.0%	20.2%

Compensation and benefits for the third quarter increased 1%, or $10 million, compared to the prior year quarter due primarily to 3% organic revenue growth, $12 million of acquisition related expenses and a $3 million increase in restructuring costs, partially offset by a $43 million favorable impact from foreign currency exchange rates and benefits related to the formal restructuring programs.

Other general expenses for the third quarter were flat compared to the prior year quarter as a $27 million favorable impact from foreign currency exchange rates and a $5 million decline in Glenrand M-I-B restructuring related costs were primarily offset by 3% organic revenue growth and incremental investments in content and capability.

Third quarter operating income decreased 1% to $309 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 1%, or $2 million, compared to the prior year quarter, and operating margin decreased 20 basis points to 20.0% due primarily to investments in long-term growth opportunities and a decline in investment income, partially offset by savings related to the restructuring programs.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Consulting Services	$394	$403	(2)%	(2)%	(5)%	5%
Outsourcing	585	558	5	(1)	2	4
Intersegment	(8)	(4)	N/A	N/A	N/A	N/A
Subtotal	$971	$957	1%	(1)%	(2)%	4%
Investment Income	—	—	N/A
Total Revenue	$971	$957	1%

HR Solutions total revenue increased 1% to $971 million compared to the prior year quarter due to 4% organic growth in commissions and fees partially offset by a 2% unfavorable impact from acquisitions, net of divestitures, and a 1% unfavorable impact from foreign currency exchange rates.

Organic revenue in Consulting Services increased 5% driven primarily by strong growth in investment consulting, pension administration services, talent and rewards consulting and across businesses in Asia, partially offset by a decline in discretionary demand in retirement consulting internationally.  Organic revenue in Outsourcing increased 4% due primarily to new client wins in HR BPO and benefits administration and increased demand for discretionary services, partially offset by anticipated price compression in benefits administration.

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2012	2011	Change
Revenue	$971	$957	1%
Expenses
Compensation and benefits	569	587	(3)
Other general expenses	322	309	4
Total operating expenses	891	896	(1)%

Operating income	$80	$61	31%
Operating margin	8.2%	6.4%

Operating income - adjusted	$170	$153	11%
Operating margin - adjusted	17.5%	16.0%

Compensation and benefits for the third quarter decreased 3%, or $18 million, compared to the prior year quarter due primarily to benefits related to the Aon Hewitt restructuring program, an increase in costs related to new client implementations that were deferred in the current quarter and a $13 million favorable impact from foreign currency exchange rates, partially offset by 4% organic revenue growth, investments in key talent and a $5 million increase in restructuring costs.

Other general expenses for the third quarter increased 4%, or $13 million, from the prior year quarter due primarily to a $16 million increase in intangible asset amortization expense and 4% organic revenue growth, partially offset by a $22 million decline in Hewitt related costs and savings related to the Aon Hewitt restructuring program.

Third quarter operating income increased 31% to $80 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 11%, or $17 million, to $170 million, and operating margin increased 150 basis points to 17.5% versus the prior year quarter due primarily to organic revenue growth, benefits related to the Aon Hewitt restructuring program and an increase in costs related to new client implementations that were deferred in the current quarter, partially offset by investments in the business and an unfavorable revenue mix shift.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	Sept 30,	Sept 30,	%
(millions)	2012	2011	Change
Risk Solutions	$309	$311	(1)%
HR Solutions	80	61	31
Unallocated expenses	(50)	(44)	14
Operating income from continuing operations before tax	$339	$328	3%
Interest income	1	4	(75)
Interest expense	(57)	(60)	(5)
Other (expense) income	(9)	20	N/A
Income from continuing operations before tax	$274	$292	(6)%

Unallocated expenses increased $6 million to $50 million due primarily to a $5 million increase in non-recurring costs for certain employee benefit programs and an increase in operating expenses related to relocation of the Company’s headquarters. The prior year quarter included an $11 million unfavorable mark-to-market on certain Company owned life insurance plans.  Interest income decreased $3 million to $1 million due to lower average interest rates and lower average cash balances.  Interest expense decreased $3 million to $57 million due primarily to a decline in the average rate on total debt outstanding.  Other expense of $9 million primarily includes a $16 million loss due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and $9 million of net gains on certain Company owned life insurance plans and other long-term investments.  The prior year quarter included a $13 million gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and a $7 million gain related to the Company’s ownership in certain insurance investment funds and other long-term investments.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 26, 2012 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 62,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the continued viability of the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including the reaction of clients, employees and other constituents, the effect of compliance with U.K. regulatory regimes or the failure to realize some of the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow and develop companies that it acquires or new lines of business. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
+44-207-086-0100	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Sept. 30, 2012	Sept. 30, 2011	Percent Change
Revenue
Commissions, fees and other	$2,726	$2,708	1%	$8,368	$8,255	1%
Fiduciary investment income	11	15	(27)	31	38	(18)
Total revenue	2,737	2,723	1	8,399	8,293	1

Expenses
Compensation and benefits	1,620	1,634	(1)	4,920	4,843	2
Other general expenses (1)	778	761	2	2,344	2,284	3
Total operating expenses	2,398	2,395	—	7,264	7,127	2
Operating income	339	328	3	1,135	1,166	(3)

Interest income	1	4	(75)	6	14	(57)
Interest expense	(57)	(60)	(5)	(173)	(186)	(7)
Other (expense) income (1)	(9)	20	(145)	3	6	(50)
Income from continuing operations before income taxes	274	292	(6)	971	1,000	(3)
Income taxes (2)	64	84	(24)	257	274	(6)
Income from continuing operations	210	208	1	714	726	(2)

(Loss) income from discontinued operations before income taxes	—	—	N/A	(1)	5	(120)
Income taxes (3)	—	—	N/A	—	1	(100)
(Loss) income from discontinued operations	—	—	N/A	(1)	4	(125)

Net income	210	208	1	713	730	(2)
Less: Net income attributable to the noncontrolling interests	6	10	(40)	25	28	(11)
Net income attributable to Aon shareholders	$204	$198	3%	$688	$702	(2)%

Net income (loss) attributable to Aon shareholders:
Income from continuing operations	$204	$198	3%	$689	$698	(1)%
(Loss) income from discontinued operations	—	—	N/A	(1)	4	(125)
Net income	$204	$198	3%	$688	$702	(2)%

Basic net income per share attributable to Aon shareholders:
Income from continuing operations	$0.62	$0.59	5%	$2.08	$2.07	—%
Income from discontinued operations	—	—	N/A	—	0.01	(100)
Net income	$0.62	$0.59	5%	$2.08	$2.08	—%

Diluted net income per share attributable to Aon shareholders:
Income from continuing operations	$0.62	$0.59	5%	$2.06	$2.04	1%
Income from discontinued operations	—	—	N/A	—	0.01	(100)
Net income	$0.62	$0.59	5%	$2.06	$2.05	—%

Weighted average ordinary shares outstanding - diluted	331.0	336.9	(2)%	334.4	341.8	(2)%

(1)   Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been included in Other (expense) income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with the current presentation. The amounts reclassified in the three and nine months ended September 30, 2011 were $13 million and $5 million, respectively, of income from Other general expenses to Other (expense) income.

(2)   Tax rate for continuing operations is 23.2% and 28.9% for the three months ended September 30, 2012 and 2011, respectively, and 26.5% and 27.4% for the nine months ended September 30, 2012 and 2011, respectively.

(3)   Tax rate for discontinued operations is not meaningful for the three and nine months ended September 30, 2012, respectively, and is 34.4% and 24.3% for the three and nine months ended September 30, 2011, respectively.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended				Nine Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Organic Revenue (1)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,767	$1,757	1%	3%	$5,551	$5,497	1%	4%
HR Solutions	971	957	1	4	2,847	2,778	2	4
Total Operating Segments	$2,738	$2,714	1%	4%	$8,398	$8,275	1%	4%

Fiduciary Investment Income
Risk Solutions	$11	$15	(27)%		$31	$38	(18)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$11	$15	(27)%		$31	$38	(18)%

Total Revenue
Risk Solutions	$1,778	$1,772	—%		$5,582	$5,535	1%
HR Solutions	971	957	1		2,847	2,778	2
Intersegment	(12)	(6)	100		(30)	(20)	50
Total	$2,737	$2,723	1%		$8,399	$8,293	1%

(1)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Sept. 30, 2012	Sept. 30, 2011	Percent Change
Revenue
Commissions, fees and other	$1,767	$1,757	1%	$5,551	$5,497	1%
Fiduciary investment income	11	15	(27)	31	38	(18)
Total revenue	1,778	1,772	—	5,582	5,535	1

Expenses
Compensation and benefits	1,024	1,014	1	3,146	3,083	2
Other general expenses	445	447	—	1,377	1,416	(3)
Total operating expenses	1,469	1,461	1	4,523	4,499	1

Operating income	$309	$311	(1)%	$1,059	$1,036	2%

Operating margin	17.4%	17.6%		19.0%	18.7%

HR Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Sept. 30, 2012	Sept. 30, 2011	Percent Change
Revenue
Commissions, fees and other	$971	$957	1%	$2,847	$2,778	2%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	971	957	1	2,847	2,778	2

Expenses
Compensation and benefits	569	587	(3)	1,703	1,681	1
Other general expenses	322	309	4	933	858	9
Total operating expenses	891	896	(1)	2,636	2,539	4

Operating income	$80	$61	31%	$211	$239	(12)%

Operating margin	8.2%	6.4%		7.4%	8.6%

Total Operating Income (Loss)

	Three Months Ended			Nine Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Sept. 30, 2012	Sept. 30, 2011	Percent Change
Risk Solutions	$309	$311	(1)%	$1,059	$1,036	2%
HR Solutions	80	61	31	211	239	(12)
Unallocated	(50)	(44)	14	(135)	(109)	24
Total operating income	$339	$328	3%	$1,135	$1,166	(3)%

Total operating margin	12.4%	12.0%		13.5%	14.1%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$743	$738	1%	(2)%	1%	2%
International	647	654	(1)	(7)	3	3
Total Retail brokerage	1,390	1,392	—	(4)	2	2
Reinsurance brokerage	377	365	3	(4)	—	7
Total Risk Solutions	1,767	1,757	1	(4)	2	3
HR Solutions Segment:
Consulting services	394	403	(2)	(2)	(5)	5
Outsourcing	585	558	5	(1)	2	4
Intrasegment	(8)	(4)	N/A	N/A	N/A	N/A
Total HR Solutions	971	957	1	(1)	(2)	4
Total Operating Segments	$2,738	$2,714	1%	(3)%	—	4%

	Nine Months Ended
(millions)	Sept. 30, 2012	Sept. 30, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,188	$2,154	2%	(2)%	1%	3%
International	2,207	2,224	(1)	(5)	1	3
Total Retail brokerage	4,395	4,378	—	(4)	1	3
Reinsurance brokerage	1,156	1,119	3	(3)	—	6
Total Risk Solutions	5,551	5,497	1	(3)	—	4
HR Solutions Segment:
Consulting services	1,140	1,141	—	(2)	(1)	3
Outsourcing	1,723	1,655	4	(1)	1	4
Intrasegment	(16)	(18)	N/A	N/A	N/A	N/A
Total HR Solutions	2,847	2,778	2	(1)	(1)	4
Total Operating Segments	$8,398	$8,275	1%	(3)%	—	4%

(1)          Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30, 2012				Nine Months Ended September 30, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,778	$971	$(12)	$2,737	$5,582	$2,847	$(30)	$8,399

Operating income (loss) - as reported (2)	$309	$80	$(50)	$339	$1,059	$211	$(135)	$1,135
Restructuring charges	16	16	—	32	29	36	—	65
Intangible asset amortization	31	74	—	105	91	222	—	313
Headquarters relocation costs	—	—	4	4	—	—	21	21
Operating income (loss) - as adjusted	$356	$170	$(46)	$480	$1,179	$469	$(114)	$1,534

Operating margins - as adjusted	20.0%	17.5%	N/A	17.5%	21.1%	16.5%	N/A	18.3%

	Three Months Ended September 30, 2011				Nine Months Ended September 30, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,772	$957	$(6)	$2,723	$5,535	$2,778	$(20)	$8,293

Operating income (loss) - as reported (2)	$311	$61	$(44)	$328	$1,036	$239	$(109)	$1,166
Restructuring charges	14	12	—	26	28	42	—	70
Intangible asset amortization	33	58	—	91	97	176	—	273
Hewitt related costs	—	22	—	22	—	42	—	42
Operating income (loss) - as adjusted	$358	$153	$(44)	$467	$1,161	$499	$(109)	$1,551

Operating margins - as adjusted	20.2%	16.0%	N/A	17.2%	21.0%	18.0%	N/A	18.7%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(millions except per share data)	2012	2011	2012	2011
Operating income - as adjusted	$480	$467	$1,534	$1,551
Interest income	1	4	6	14
Interest expense	(57)	(60)	(173)	(186)

Other (expense) income - as reported	(9)	20	3	6
Headquarters relocation costs	2	—	2	—
Loss on debt extinguishment	—	—	—	19
Other (expense) income (2)	(7)	20	5	25

Income from continuing operations before income taxes - as adjusted	417	431	1,372	1,404
Income taxes (3)	98	125	364	385
Income from continuing operations - as adjusted	319	306	1,008	1,019
Less: Net income attributable to noncontrolling interests	6	10	25	28
Income from continuing operations attributable to Aon shareholders - as adjusted	$313	$296	$983	$991

Diluted earnings per share from continuing operations - as adjusted	$0.95	$0.88	$2.94	$2.90

Weighted average ordinary shares outstanding - diluted	331.0	336.9	334.4	341.8

(1)	Certain noteworthy items impacting operating income in 2012 and 2011 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)

Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been inlcuded in Other (expense) income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with current presentation. The amounts reclassified during the three and nine months ended September 30, 2011 were $8 million and $3 million of income, respectively, in the Risk Solutions segment, $5 million and $6 million of income in the HR Solutions segment, respectively, and $4 million of expense during the nine months ended September 30, 2011 in Unallocated Income & Expense.

(3)

The effective tax rate for continuing operations is 23.2% and 28.9% for the three months ended September 30, 2012 and 2011, respectively, and 26.5% and 27.4% for the nine months ended September 30, 2012 and 2011, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Third Quarter 2012	Nine Months 2012	Total to Date	Estimated Total
Workforce reduction	$49	$64	$25	$44	$157	$180
Lease consolidation	3	32	6	11	46	95
Asset impairments	—	7	—	1	8	47
Other costs associated with restructuring	—	2	1	1	3	3
Total restructuring and related expenses	$52	$105	$32	$57	$214	$325

By Segment: (2)

HR Solutions	52	49	16	36	137	243
Risk Solutions	—	56	16	21	77	82
Total restructuring and related expenses	$52	$105	$32	$57	$214	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (3)	Full Year 2009	Full Year 2010	Full Year 2011	Third Quarter 2012	Nine Months 2012	Total to Date	Completed Plan Total
Workforce reduction	$32	$38	$15	$33	$—	$8	$126	$126
Lease consolidation (4)	20	14	7	(15)	—	—	26	26
Asset impairments	—	2	2	—	—	—	4	4
Other costs associated with restructuring	1	1	2	1	—	—	5	5
Total restructuring and related expenses	$53	$55	$26	$19	$—	$8	$161	$161

(1)

In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”; lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)

Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

(3)	Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(4)	Includes impact of reoccupying previously vacated leased properties. Total restructuring reversal was $19 million related to the Aon Benfield Restructuring Plan during 2011.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$290	$272
Short-term investments	718	785
Receivables, net	2,959	3,183
Fiduciary assets (1)	11,343	10,838
Other current assets	392	427
Total Current Assets	15,702	15,505
Goodwill	8,856	8,770
Intangible assets, net	3,040	3,276
Fixed assets, net	814	783
Investments	160	239
Other non-current assets	937	979
Total Assets	$29,509	$29,552

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,343	$10,838
Short-term debt and current portion of long-term debt	291	337
Accounts payable and accrued liabilities	1,519	1,832
Other current liabilities	801	753
Total Current Liabilities	13,954	13,760
Long-term debt	4,111	4,155
Pension and other post employment liabilities	1,757	2,192
Other non-current liabilities	1,326	1,325
Total Liabilities	21,148	21,432

EQUITY
SHAREHOLDER’S EQUITY (2)
Ordinary shares (2012 - $0.01 nominal value, 2011 - $1.00 par value)	3	386
Additional paid-in capital	4,373	4,021
Retained earnings	6,179	8,594
Accumulated other comprehensive loss	(2,250)	(2,370)
Treasury shares at cost	—	(2,553)
Total Aon Shareholders’ Equity	8,305	8,078
Noncontrolling interests	56	42
Total Equity	8,361	8,120
Total Liabilities and Equity	$29,509	$29,552

(1)          Includes short-term investments:  2012 - $4,147, 2011 - $4,190.

(2)          Effective April 2, 2012, as part of the Redomestication, Aon Corporation common stock, $1.00 par value, was exchanged for Class A ordinary shares of Aon plc, $0.01 nominal value, resulting in a decrease in Ordinary shares, formerly Common stock, of $323 million, and a corresponding increase in Additional paid-in capital of $323 million. Additionally, all treasury shares outstanding at the time of the Redomestication were retired, resulting in a decrease to Treasury shares at cost of $2.5 billion, and corresponding reductions to Ordinary shares and Retained earnings of $60 million and $2.4 billion, respectively.

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Nine Months Ended
(millions)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$210	$208	$713	$730
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses, net	(1)	—	(1)	(4)
Depreciation of fixed assets	56	53	168	164
Amortization of intangible assets	105	91	313	273
Share-based compensation expense	55	58	160	179
Deferred income taxes	(2)	(14)	21	3
Change in assets and liabilities:
Fiduciary receivables	1,054	1,092	(447)	412
Short term investments - funds held on behalf of clients	637	116	118	(626)
Fiduciary liabilities	(1,691)	(1,208)	329	214
Receivables, net	159	(18)	240	(36)
Accounts payable and accrued liabilities	153	76	(347)	(227)
Restructuring reserves	(5)	(14)	(43)	(68)
Current income taxes	19	50	67	172
Pension and other post employment liabilities	(214)	(188)	(414)	(334)
Other assets and liabilities	63	66	(10)	(65)
CASH PROVIDED BY OPERATIONS	598	368	867	787

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	120	7	171	103
Purchases of long-term investments	(2)	(8)	(9)	(28)
Net (purchases) sales of short-term investments - non-fiduciary	(193)	(114)	66	176
Acquisition of businesses, net of cash acquired	(15)	(7)	(97)	(102)
Proceeds from sale of business	1	1	2	9
Capital expenditures	(72)	(52)	(201)	(151)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(161)	(173)	(68)	7

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(275)	(175)	(625)	(828)
Issuance of shares for employee benefit plans	29	3	93	165
Issuance of debt	1	103	333	1,572
Repayment of debt	(122)	(19)	(427)	(1,523)
Cash dividends to shareholders	(51)	(50)	(153)	(150)
Purchase of shares from noncontrolling interests	(1)	(24)	—	(24)
Dividends paid to noncontrolling interests	(11)	(15)	(17)	(21)
CASH USED FOR FINANCING ACTIVITIES	(430)	(177)	(796)	(809)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3)	(23)	15	(36)
Net Increase (Decrease) in Cash and Cash Equivalents	4	(5)	18	(51)
Cash and Cash Equivalents at Beginning of Period	286	300	272	346
Cash and Cash Equivalents at End of Period	$290	$295	$290	$295